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Consent of Independent Registered Public Accounting Firm.

The Board of Directors

Allied Irish Banks plc

We consent to the incorporation by reference in the registration statements on Form 20-F of Allied Irish Banks plc of our report dated 23 April 2013, with respect to the consolidated statements of financial position, consolidated statements of income, consolidated statements of changes in equity, consolidated statements of comprehensive income and consolidated statements of cash flows of Allied Irish Banks plc and subsidiaries for each of the two years in the period ended 31 December 2012 before the effects of the adjustments to retrospectively reflect the change in reportable segments and the application of the new accounting standard on employee benefits described in notes, which report appears in the 31 December 2013 annual report on Form 20-F of Allied Irish Banks plc.

KPMG
Dublin, Ireland

25 April 2014